       As filed with the Securities and Exchange Commission on May 3 2002.
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ---------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ---------

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                      87-0418807
-----------------------------------              -------------------------------
 (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                      Identification No.)

                   American Business Financial Services, Inc.
                              103 Springer Building
                              3411 Silverside Road
                              Wilmington, DE 19810
                            Telephone (302) 478-6160
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Anthony J. Santilli
                   Chairman, President, CEO, COO and Director
                   American Business Financial Services, Inc.
                            Balapointe Office Center
                           111 Presidential Boulevard
                              Bala Cynwyd, PA 19004
                            Telephone (610) 688-2440
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Jane K. Storero, Esquire
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                            Telephone: (215) 569-5500
                            Facsimile (215) 569-5555

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                         Proposed           Proposed
                                                                          maximum            maximum           Amount of
               Title of securities                   Amount to be     offering price        aggregate        registration
                to be registered                      Registered         per share       offering price           fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share.......       400,000(1)         $14.80(2)       $5,920,000 (2)          $545
-------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers 400,000 shares of American Business Financial Services, Inc. common stock issuable pursuant to the American Business Financial Services, Inc. Dividend Reinvestment and Stock Purchase Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares set forth above, an indeterminate number of shares which, by reason of certain events specified in the Dividend Reinvestment and Stock Purchase Plan, may become subject to that plan pursuant to the anti-dilution provisions of the plan.

(2) Based upon the average bid and ask prices of the common stock on the NASDAQ National Market on May 2, 2002, 2002 of $14.80, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(A), may determine.

--------------------------------------------------------------------------------

PROSPECTUS


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                         400,000 Shares of Common Stock


         We are offering up to 400,000 shares of common stock of American Business Financial Services, Inc. to our shareholders pursuant to the our Dividend Reinvestment and Stock Purchase Plan, which is referred to as the Reinvestment Plan in this document.

         The Reinvestment Plan provides holders of our common stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of our common stock without the payment of any brokerage commissions or service charges. Shares may be purchased for Reinvestment Plan participants either directly from us or in the open market. The price of the shares of common stock purchased through the Reinvestment Plan will be at the current market price then applicable (as more fully described in this document).

         We cannot estimate anticipated proceeds from sales of our common stock pursuant to the Reinvestment Plan because the proceeds will depend upon the market price of the common stock, the extent of shareholder participation in the Reinvestment Plan and other factors. We will not pay underwriting commissions in connection with the Reinvestment Plan, but we have incurred costs of approximately $65,000 and anticipate incurring approximately $10,000 in expenses annually thereafter in connection with this offering.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         These securities are not certificates of deposit or other obligations of, or guaranteed by, a depository institution. The payment of principal and interest on these securities is not insured by the Federal Deposit Insurance Corporation or guaranteed by the Federal Deposit Insurance Corporation, any governmental or private insurance fund, or any other entity.

         An investment in these securities involves risks and uncertainties. You should consider carefully the risk factors and the other information set forth in this prospectus before you decide to purchase these securities. See "Risk Factors."



                       ----------------------------------

                   The date of this prospectus is May 3, 2002.

                                TABLE OF CONTENTS



THE COMPANY....................................................................2

WHERE YOU CAN FIND MORE INFORMATION............................................3

RISK FACTORS...................................................................5

FORWARD LOOKING STATEMENTS....................................................12

THE REINVESTMENT PLAN.........................................................13

USE OF PROCEEDS...............................................................27

DIVIDEND POLICY...............................................................27

ADDITIONAL INFORMATION........................................................27

LEGAL MATTERS.................................................................28

EXPERTS ......................................................................28

CHANGE IN ACCOUNTANTS.........................................................29

                                   THE COMPANY

         American Business Financial Services, Inc. is a diversified financial services organization operating throughout the United States. We originate loans through a combination of channels including a national processing center located at our centralized operating office in Bala Cynwyd, Pennsylvania, and a retail branch network of offices. Through our principal direct and indirect subsidiaries, we originate, service and sell:

         o loans to businesses secured by real estate and other business assets, which we refer to in this document as business purpose loans; and

         o mortgage loans which are secured by first and second mortgages on single-family residences and which may not satisfy the eligibility requirements of Fannie Mae, Freddie Mac or similar buyers, which we refer to in this document as home equity loans.

         We also underwrite, process and purchase home equity loans through our Bank Alliance Program. Through this program, we purchase home equity loans from other financial institutions that meet our underwriting criteria but do not meet the underwriting guidelines of the selling institution for loans it holds in its portfolio. The loans are originated by the selling institution and immediately sold to us. Following our purchase of the loans through this program, we hold these loans in our portfolio until they are sold in connection with a future securitization.

         Effective January 1, 2001, we de-emphasized the origination of conventional first mortgage loans as a result of our strategy of focusing on our most profitable lines of business. Conventional first mortgage loans included first mortgages on one-to four-unit residential properties, most of which satisfied the eligibility requirements of Fannie Mae and Freddie Mac. Prior to this time, we originated conventional first mortgage loans, which were sold in the secondary market. We may from time to time consider the origination of conventional first mortgage loans on a limited basis in the future.

         Effective December 31, 1999, we de-emphasized and subsequent to that date, we discontinued the equipment leasing origination business as a result of our strategy of focusing on our most profitable lines of business.

         Our loan customers fall primarily into two categories. The first category of customers includes credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations. The second category of customers includes borrowers who would qualify for loans from traditional lending sources but who still prefer to use our products and services.

         We were incorporated in Delaware in 1985 and began operations as a finance company in 1988, initially offering business purpose loans to customers whose borrowing needs we believed were not being adequately serviced by commercial banks. Since our inception, we have significantly expanded our product line and geographic scope and currently have licenses, or are in the process of becoming licensed, to offer our home equity loan products in 47 states.

         The ongoing securitization of our loans is a central part of our current business strategy. We securitize business and home equity loans originated by our subsidiaries pursuant to our existing securitization program. A securitization is a financing technique often used by originators of financial assets to raise capital. A securitization involves the transfer of a pool of financial assets, in our case, loans, to a trust in exchange for certificates, notes or other securities issued by the trust and representing an undivided interest in the trust assets. The transfer to the trust could involve a sale or pledge of the financial assets, as well as certain representations and warranties we make regarding these transferred assets, depending on the particular transaction. Next, the trust sells a portion of the certificates, notes or other securities to investors for cash. Often the originator of the loans retains the servicing rights, which is the right to service the loans for a fee. The originator may also retain an interest in the cash flows generated by the securitized loans which is subordinate to the regular interest sold to investors. This interest in the cash flows generated by the securitized loans is called an interest-only strip.

         Loans and leases we hold as available for sale on our balance sheet and securitized loans and leases we service for others are referred to as our managed portfolio.

         In addition to securitizations, we fund our operations with subordinated debt that we offer from our principal operating office located in Pennsylvania and a branch office located in Arizona. At December 31, 2001, we had $611.9 million in subordinated debt outstanding. This debt had a weighted average interest rate of 10.69% and a weighted average maturity of 17 months at December 31, 2001.

         Our principal executive office is located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810. The telephone number at that address is (302) 478-6160. Our principal operating office is located at Balapointe Office Centre, 111 Presidential Boulevard, Bala Cynwyd, Pennsylvania 19004. The telephone number at the Balapointe Office Centre is (610) 668-2440.

                       WHERE YOU CAN FIND MORE INFORMATION

         We filed a Registration Statement on Form S-3 (which, together with all exhibits and schedules thereto, is referred to as the "registration statement") with the SEC, with respect to the registration of the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the attached exhibits. For further information pertaining to our business, the common stock offered by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Each statement in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. So long as we are subject to the SEC's reporting requirements, we will continue to furnish the reports and other required information to the SEC. We will furnish all stockholders with copies of our annual reports containing audited financial statements with an opinion thereon expressed by our independent auditors and copies of our quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

         You may read and copy any reports, statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov).

         Our common stock is traded on the NASDAQ National Market under the symbol "ABFI." You may also read reports, proxy statements and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

         We will provide, at no cost, to each person to whom this prospectus is delivered, upon written or oral request, copies of any of the information included in the registration statement, which is not included in this prospectus. Requests should be directed to:

                        Jeffrey M. Ruben, Esquire
                        Executive Vice President
                        American Business Financial Services, Inc.
                        Bala Pointe Office Centre
                        111 Presidential Boulevard
                        Bala Cynwyd, PA 19004
                        (610) 668-2440

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including information incorporated by reference, is accurate as of any date other than the date on the front of the prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities in any jurisdiction where that offer or sale is not permitted. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of securities.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. In order to properly evaluate these risks, you should read this prospectus in conjunction with other information contained in the documents we have incorporated by reference, including our current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and the audited and unaudited financial information contained in those reports. You should consider carefully these risk factors together with all of the other information before you decide to purchase any common stock we are offering.

Since we have historically experienced negative cash flows from our operations and expect to do so in the foreseeable future, our ability to repay our subordinated debt could be impaired.

         We have historically experienced negative cash flow from operations since 1996 primarily because our strategy of selling loans through securitization requires us to build an inventory of loans over time. During the period we are building this inventory of loans, we incur costs and expenses. We do not recognize a gain on the sale of loans until we complete a securitization, which may not occur until a subsequent period. In addition, our gain on a securitization results from our retained interests in the securitized loans, consisting primarily of interest-only strips, which do not generate cash flow immediately. We expect this negative cash flow from operations to continue in the foreseeable future. Should we continue to experience negative cash flows from operations, it could impair our ability to make principal and interest payments due under the terms of the subordinated debt securities. At December 31, 2001, there were $340.9 million of notes that will mature through December 31, 2002.

         We obtain the funds to repay the notes at their maturities by securitizing our loans, selling whole loans and selling additional notes. We may in the future generate cash flows by securitizing or selling interest-only strips and selling servicing rights generated in past securitizations. If we are unable in the future to securitize our loans, to sell whole loans, or to realize cash flows from interest-only strips and servicing rights generated in past securitizations, our ability to repay our subordinated debt securities could be impaired.

Our estimates of the value of interest-only strips and servicing rights we retain when we securitize loans could be inaccurate and could result in reduced profits.

         We generally retain interest-only strips and servicing rights in the securitization transactions we complete. We estimate the fair value of the interest-only strips and servicing rights based upon discount rates established by management of our company and prepayment and default assumptions. The value of our interest-only strips totaled $460.6 million and the value of our servicing rights totaled $112.1 million at December 31, 2001. Together, these two assets represent 67.6% of our total assets at December 31, 2001. Although we believe that these amounts represent the fair value of these assets, the amounts were estimated based on discounting the expected cash flows to be received in connection with our securitizations using discount rates, established by us, prepayment rates and default rate assumptions. Changes in market interest rates may impact our discount rate assumptions and our actual prepayment and default experience may vary materially from our estimates. Even a small unfavorable change in these assumptions utilized could have a significant adverse impact on the fair value of these assets. In the event of an unfavorable change in these assumptions, the fair value of these assets would be overstated, requiring an adjustment, which would adversely affect our income in the period of adjustment and could impair our ability to repay the notes. For the six months ended December 31, 2001, a write down of $4.5 million was recorded on our interest-only strips and during the year ended June 30, 2001, a write down of $12.6 million was recorded on our interest-only strips due to our actual experiences and changes in these assumptions.

Because we depend upon the availability of financing to fund our continuing operations, any failure to obtain adequate funding could hurt our profitability.

         For our ongoing operations, we depend upon frequent financings, including the sale of unsecured subordinated debt securities and warehouse credit facilities and lines of credit. If we are unable to renew or obtain adequate funding under a warehouse credit facility or other borrowings, including the sale of subordinated debt securities, the lack of adequate funds would reduce our profitability and restrict our ability to repay our debt securities upon maturity. To the extent that we are not successful in maintaining or replacing existing subordinated debt securities upon maturity, we may have to limit our loan originations or sell loans earlier than intended and restructure our operations. Limiting our originations or earlier sales of loans could reduce our profitability or restrict our ability to repay the debt securities upon maturity. Our ability to repay the debt securities at maturity may depend, in part, on our ability to raise new funds through the sale of additional debt securities. In addition, as the servicer of securitized loans we may incur certain cash requirements to the securitization trusts. See "-- Our securitization agreements require us to retain some risk on loans that do not meet the requirements in these agreements which could result in a reduction in profitability which would reduce the funds available to repay the notes."

Terrorist attacks in the United States may cause disruption in our business and operations and other attacks or acts of war may adversely affect the markets in which our common stock trades, the markets in which we operate, our profitability and our ability to repay our subordinated debt.

         Terrorists' attacks in the United States in September 2001 have caused major instability in the U.S. financial markets. These attacks and the response on behalf of the U.S. Government may lead to armed hostilities or to further acts of terrorism in the United States which may cause a further decline in the financial market and may contribute to a further decline in economic conditions. These events may cause disruption in our business and operations including reductions in demand for our loan products and our subordinated debentures, increases in delinquencies and credit losses in our managed loan portfolio, changes in historical prepayment patterns and declines in real estate collateral values. To the extent we experience an economic downturn, unusual economic patterns and unprecedented behaviors in financial markets, these developments may affect our ability to originate loans at profitable interest rates, to price future loan securitizations profitably and to effectively hedge our loan portfolio against market interest rate changes which could cause our stock price to decline. Should these disruptions and unusual activities occur, our profitability and cash flow could be reduced and our ability to make principal and interest payments on our subordinated debt could be impaired.

Lending to credit-impaired borrowers may result in higher delinquencies in our managed portfolio, which could result in a reduction in profits.

         We market a significant portion of our loans to borrowers who are either unable or unwilling to obtain financing from traditional sources, such as commercial banks. Loans made to these borrowers may entail a higher risk of delinquency and loss than loans made to borrowers who use traditional financing sources. Historically, we have experienced a higher rate of delinquencies on loans made to these credit-impaired borrowers as compared to delinquency rates experienced by banks on loans to borrowers who are not credit-impaired. While we use underwriting standards and collection procedures designed to mitigate the higher credit risk associated with lending to these borrowers, our standards and procedures may not offer adequate protection against risks of default. Higher than anticipated delinquencies, foreclosures or losses in our sold and serviced loans, would reduce our profits, which could restrict our ability to repay our subordinated debt securities upon maturity.

Our reliance upon the sale of our loans through securitization may result in fluctuating operating results.

         A significant portion of our revenue and net income represents gain on the sale of loans in securitization transactions. Operating results for a given period can fluctuate significantly as a result of the timing and size of securitizations. If we do not close securitizations when expected, we could experience a loss for a period. In addition, we rely primarily on securitizations to generate cash proceeds for the repayment of our warehouse credit facilities and origination of additional loans.

         Our ability to complete securitizations depends on several factors, including:

         o conditions in the securities markets generally including market interest rates;
         o    conditions in the asset-backed securities markets specifically;
              and
         o    the credit quality of our managed portfolio.

         Any substantial impairment in the size or availability of the market for our loans could result in our inability to continue to originate loans and repay our debt securities upon maturity.

Because our business operations are generally not subject to regulation and examination by federal banking regulators, these protections are not available to protect investors.

         Currently, our operations are not regulated or subject to examination in the same manner as commercial banks, savings banks and thrift institutions. Our operations are not subject to the stringent regulatory requirements imposed upon the operations of those entities and are not subject to periodic compliance examinations by federal banking regulators designed to protect investors.

Our residential lending business is subject to government regulation and licensing requirements, as well as private litigation, which may hinder our ability to operate profitably and repay our subordinated debt securities.

         Our residential lending business is subject to extensive regulation, supervision and licensing by various state departments of banking or similar agencies. Our lending business is also subject to various laws and judicial and administrative decisions imposing requirements and restrictions on all or part of our home equity lending activities. We are also subject to examinations by state departments of banking or similar agencies in the 47 states where we are, or are in the process of becoming, licensed with respect to originating, processing, underwriting, selling and servicing home equity loans. We are also subject to certain Federal Reserve Board, Department of Housing and Urban Development and other federal agency regulations related to residential mortgage lending, servicing and reporting. Failure to comply with these requirements can lead to, among other remedies, termination or suspension of licenses, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

         There has been an increased focus by state and federal banking regulatory agencies, state attorneys general offices, the Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development and local governmental authorities on subprime lending practices by companies in our industry, sometimes referred to as "predatory lending" practices. Sanctions have been imposed by state and federal governmental agencies for practices including but not limited to charging borrowers excess fees, imposing higher interest rates than the borrower's credit risk warrants and failing to disclose the material terms of loans to the borrowers. As a result of these initiatives, we are unable to predict whether state or federal regulatory authorities will require changes in our lending practices in the future, including the reimbursement of borrowers as a result of fees charged or the imposition of fines, or the impact of those changes on our profitability. The Pennsylvania Attorney General reviewed certain fees charged to Pennsylvania customers by Upland Mortgage. Although we believe that these fees were fair and in compliance with applicable federal and state laws, we agreed to reimburse borrowers approximately $221,000 with respect to a particular fee and to reimburse the Commonwealth of Pennsylvania $50,000 for their costs of investigation and for future public protection purposes. The reserve which we previously established is adequate to cover the resolution of this matter.

         In addition to the regulatory initiatives with respect to so-called "predatory lending" practices, we are also subject, from time to time, to private litigation, including actual and purported class action suits, resulting from alleged "predatory lending" practices. Our lending subsidiaries, including Home American Credit, Inc. which does business as Upland Mortgage, are involved in class action lawsuits, other litigation, claims, investigations by governmental authorities, and legal proceedings arising out of their lending activities, including the purported class action entitled, Calvin Hale v. Home American Credit, Inc., d/b/a Upland Mortgage, No. 02 C 1606, U.S. District Court for the Northern District of Illinois, filed on behalf of borrowers in several states alleging that a document preparation fee may be charged only if the documents were prepared by an attorney and that the failure to disclose to borrowers that the services were not performed by an attorney violates state consumer protection laws. Due to our current expectation regarding the ultimate resolution of these actions, management believes that the liabilities resulting from these actions will not have a material adverse effect on the consolidated financial position or results of our operations. However, due to the inherent uncertainty in litigation and since the ultimate resolutions of these proceedings are influenced by factors outside of our control, it is possible that our estimated liability under these proceedings may change or that actual results will differ from our estimates. We expect, that as a result of the publicity surrounding predatory lending practices, we may be subject to other class action suits in the future.

         More restrictive laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or we may be subject to additional litigation or governmental reviews of our lending practices which could hinder our ability to operate profitably and repay the subordinated debt securities.

A change in market interest rates may result in a reduction in our profits.

         Rapid changes, either upward or downward, in interest rates may adversely affect our profits. Any future rise in interest rates may:

         o    reduce customer demand for our products;

         o widen investor spread requirements and increase overcollateralization requirements in future securitizations;

         o    increase our cost of funds;

         o reduce the spread between the rate of interest we receive on loans and interest rates we must pay under our outstanding credit facilities and debt securities;

         o reduce the profit we will realize in securitizations or other sales of loans; and

         o    limit our access to borrowings in the capital markets.

         Gain on sale of loans may be unfavorably impacted to the extent that we hold fixed rate mortgages prior to a securitization and an increase in interest rates reduces the spread between the average coupon rate on fixed rate loans and the weighted average pass-through rate to investors for interests issued in connection with a securitization. Although the average loan coupon rate is fixed at the time the loan is originated, the pass-through rate to investors is not fixed until the pricing of the securitization which occurs just prior to the sale of the loans. Therefore, if market interest rates required by investors increase prior to securitization of the loans, the spread between the average coupon rate on the loans and the pass-through rate to investors may be reduced or eliminated which would reduce or eliminate our profit on the sale of the loans. Any reduction in our profits could impair our ability to repay our subordinated debt securities upon maturity. In addition, an increase in interest rates could increase interest costs on all sources of borrowed funds and reduce spreads on securitized loans which could negatively impact our liquidity and capital resources by reducing cash flows which would decrease our profitability.

         Since a portion of the certificates issued to investors by securitization trusts are floating rate certificates, the interest rates on these certificates adjust based on an established index plus a spread. The fair value of the excess cash flow we will receive from these trusts would be reduced as a result of any increases in rates paid on the floating certificates. At December 31, 2001, $134.0 million of debt issued by securitization trusts was floating rate debt representing 5.2% of total debt issued by securitization trusts.

         We are subject to risks associated with decreases in interest rates to the extent that we have issued fixed rate subordinated debt securities with scheduled maturities of one to ten years. At December 31, 2001, we had $126.2 million of subordinated debt securities with scheduled maturities greater than one year which are not subject to early redemption at our option. If market interest rates decrease in the future, the rates paid on our long term subordinated debt securities could exceed the current market rate paid for similar instruments which could result in a reduction in our profitability which could impair our ability to repay the debt securities.

If we are not able to sustain the levels of loan originations that we experienced in the past, our future profits may be reduced.

         During fiscal 2001 and the six months ended December 31, 2001 we experienced record levels of loan originations. Our ability to sustain the levels of loan originations experienced in prior periods depends upon a variety of factors outside our control, including:

         o    interest rates;

         o    conditions in the asset-backed securities markets;

         o    economic conditions in our primary market area;

         o    competition; and

         o    regulatory restrictions.

         In a rising interest rate environment, we would expect our ability to originate loans at interest rates that will maintain our current level of profitability will become more difficult compared to a falling or stable interest rate environment. If we are unable to sustain our levels of growth, our profits may be reduced and our ability to repay our subordinated debt securities upon maturity may be impaired. See " -- A change in market interest rates may result in a reduction in our profits."

If we are unable to continue to successfully implement our business strategy, our revenues may decrease.

         Our business strategy seeks to increase our loan volume through further development of existing markets while maintaining our customary origination fees, underwriting criteria, and the spread between loan interest rates and the interest rates we pay for capital. Implementation of this strategy will depend in large part on our ability to:

         o expand in markets with a sufficient concentration of borrowers who meet our underwriting criteria;

         o    obtain adequate financing on favorable terms;

         o profitably securitize our loans in the secondary market on a regular basis;

         o    hire, train and retain skilled employees; and

         o    successfully implement our marketing campaigns.

         If we are unable to achieve any or all of these factors our ability to implement our business strategy and successfully leverage our fixed costs could be impaired which could result in a reduction in our revenues and impair our ability to repay our subordinated debt.

If loan prepayment rates are higher than anticipated, our profits could be reduced.

         A significant decline in market interest rates could increase the level of loan prepayments, which would decrease the size of the total managed loan portfolio and the related projected cash flows. Higher than anticipated rates of loan prepayments could require a write down of the fair value of our interest-only strips and servicing rights, adversely impacting earnings during the period of adjustment which would result in a reduction in our profitability and impair our ability to repay our subordinated debt securities.

A decline in real estate values could result in a reduction in loan originations, which could reduce our revenues.

         Our business may be adversely affected by declining real estate values. Any significant decline in real estate values reduces the ability of borrowers to use home equity as collateral for borrowings. This reduction in real estate values may reduce the number of loans we are able to make, which will reduce the gain on sale of loans and servicing and origination fees we will collect which could reduce our revenues and limit our ability to repay the debt securities upon maturity.

A decline in value of the collateral securing our loans could result in an increase in losses on foreclosure, which could reduce our profitability.

         Declining real estate values will also increase the loan-to-value ratios of loans we previously made, which in turn, increases the probability of a loss in the event the borrower defaults and we have to sell the mortgaged property. In addition, delinquencies and foreclosures generally increase during economic slowdowns or recessions. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans which could reduce our profitability and limit our ability to repay the debt securities.

If we are unable to implement an effective hedging strategy, our net income may be reduced.

         From time to time derivative financial instrument strategies are used in an attempt to mitigate the effect of changes in interest rates on our fixed rate mortgage loans prior to securitization that may involve the use of, among other things, futures, interest rate swaps and forward pricing of securitizations. An effective hedging strategy is complex and no strategy can completely insulate us from interest rate risk. In fact, poorly designed strategies or improperly executed transactions may increase rather than mitigate interest rate risk. Hedging involves transaction and other costs, and these costs could increase as the period covered by the hedging protection increases or in periods of rising and fluctuating interest rates. In addition, an interest rate hedging strategy may not be effective against the risk that the interest rate spread needed to attract potential buyers of asset backed securities may widen.

Competition from other lenders could adversely affect our profitability.

         The lending markets in which we compete are evolving. Some competitors have been acquired by companies with substantially greater resources, lower cost of funds, and a more established market presence than we have. If these companies increase their marketing efforts to include our market niche of borrowers, we may be forced to reduce the rates and fees we currently charge in order to maintain and expand our market share. Any reduction in our rates or fees could have an adverse impact on our profitability and our ability to repay the subordinated debt securities. Our profitability and the profitability of other similar lenders may attract additional competitors into this market.

An economic downturn or recession in the eastern half of the United States could result in reduced profitability.

         We currently originate loans primarily in the eastern half of the United States. The concentration of loans in a specific geographic region subjects us to the risk that a downturn in the economy or recession in the eastern half of the country would more greatly affect us than if our lending business were more geographically diversified. As a result, an economic downturn or recession in this region could result in decreases in loan originations and increases in delinquencies in our managed portfolio which could reduced profitability and the funds available to repay the debt securities.

Our securitization agreements require us to retain some risk on loans that do not meet the requirements in these agreements, which could result in a reduction in profitability.

         Although we sell substantially all of the loans we originate through securitizations, all of the securitization agreements require that we replace or repurchase loans which do not conform to the representations and warranties made by us at the time of sale. Additionally, when borrowers are delinquent in making monthly payments on loans included in a securitization trust, we are required to advance interest payments for the delinquent loans if we deem that the advances will be ultimately recoverable. These advances require funding from our capital resources but have priority of repayment from the succeeding month's collections. In addition, the securitization agreements allow us to purchase a limited amount of foreclosed and delinquent loans from the securitization trusts, which we do at our discretion, from time to time in order to avoid temporary discontinuations of residual and step down overcollateralization cash flows from securitization trusts. To the extent non-performing loans exceed certain requirements set forth in the securitization agreements and we do not have sufficient cash to repurchase these loans, the cash flows from the residual portion and overcollateralization portion of the interest-only strips could be negatively impacted.

Claims by borrowers or purchasers of loans could result in reduced profitability.

         In the ordinary course of our business, we are subject to claims made against us by borrowers and purchasers of loans arising from, among other things:

         o losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentation, error and omission by our employees, officers and agents (including our appraisers);

         o    incomplete documentation; and

         o failure to comply with various laws and regulations applicable to our business.

         Although there are currently no material claims asserted, pending legal actions or judgments against us, any claims asserted in the future may result in legal expenses, liability, and reduced profitability.

Environmental laws and regulations may restrict our ability to foreclose on loans secured by real estate or increase costs associated with those loans which could reduce our profitability.

         Our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws which pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs relating to the contaminated property. While we would not knowingly make a loan collateralized by real property that was contaminated, it is possible that the environmental contamination would not be discovered until after we had made the loan.

         To date there have been two instances where we have determined not to foreclose on the real estate collateralizing a delinquent loan because of environmental considerations. Any losses we may sustain on these two loans will not have a material adverse effect on our profitability.

         In addition to federal or state regulations, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus or the documents incorporated by reference in this prospectus may contain forward-looking statements. You can identify these statements by words or phrases such as "will likely result," "may," "are expected to," "will continue to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Forward-looking statements are subject to risks and uncertainties which could cause our actual results to differ materially from historical earnings and those presently anticipated. When considering forward-looking statements, you should keep the risk factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement.

                              THE REINVESTMENT PLAN

         The following is a statement, in question and answer form, of the provisions of our Reinvestment Plan.

Purpose

1.       What is the purpose of the Reinvestment Plan?

         The primary purpose of the Reinvestment Plan is to provide holders of record our common stock with the opportunity to have cash dividends on their common stock automatically reinvested in additional shares of common stock and to provide participants with a convenient and simple method of investing voluntary cash payments in shares of common stock, without payment of any service charges or brokerage commissions. These shares of common stock may be purchased directly from us or in the open market, as determined by us.

         When shares are purchased directly from us, we will receive new equity capital funds available for general corporate purposes. See "USE OF PROCEEDS."

Advantages

2.       What are the advantages of the Reinvestment Plan?

         As a participant in the Reinvestment Plan, you:

                   o may have the cash dividends on shares of common stock credited to your Reinvestment Plan account automatically reinvested in additional shares of common stock at a 5% discount (as described in Question 9), without payment of any service charges or brokerage commissions (as described in Question 8).

                   o may invest in additional shares of common stock at a 5% discount (as described in Questions 9 and 10) by making voluntary cash payments, within specified limits (as described in Question 13), without payment of any service charges or brokerage commissions (as described in Question 8).

                   o benefit because we pay all administrative costs of the Reinvestment Plan, except brokerage commissions, service fees or taxes incurred by you, if, upon withdrawal from the Reinvestment Plan, you request that the Administrator sell your shares. (See Question 25.)

                   o will obtain full investment use of funds, because the Reinvestment Plan provides for fractional shares as well as whole shares to be credited to your account. Fractional shares earn dividends in proportion to whole shares when held in a Reinvestment Plan account.

                   o may avoid cumbersome safekeeping and recordkeeping costs through the free custodial and reporting services furnished as part of the Reinvestment Plan. Shares may be held in safekeeping and the Administrator will provide regular statements of account to you.

Participation

3.       Who is eligible to participate?

         All holders of at least one share of common stock are eligible to participate in the Reinvestment Plan. If your shares of common stock are registered in a name other than your own (e.g., in the name of a broker, bank or nominee) and you want to participate, you must either make appropriate arrangements for your broker, bank or nominee to become a participant or you must become a shareholder of record by having a part or all of your shares transferred to your own name. To have shares of which you are the beneficial owner re-registered in your name, you must request your broker, bank or nominee to send you a certificate representing your shares.

         After you are a participant in the Reinvestment Plan, you need not do anything further; your participation will continue until terminated. (See Question 24.)

4.       How does an eligible shareholder participate?

         An eligible shareholder may enroll in the Reinvestment Plan by signing an Authorization Card and returning it to the Administrator:

                           American Stock Transfer & Trust Company
                           ABFS -- Reinvestment Plan
                           PO Box 922
                           Wall Street Station
                           New York, NY 10269-0560

         We have enclosed an Authorization Card and a return envelope with this Prospectus for this purpose. You can obtain additional Authorization Cards and copies of this Prospectus at any time by contacting the Administrator at the above address, by telephoning the Administrator, toll free at 1-877-322-4951 or by visiting the Administrator's website at www.investpower.com.

5.       When may a shareholder join the Reinvestment Plan?

         An eligible shareholder may join the Reinvestment Plan at any time.

         If the Administrator receives an Authorization Card specifying reinvestment of dividends on or prior to the record date established for a particular dividend, reinvestment will commence with that dividend.

         If the Administrator receives the Authorization Card after the record date established for a particular dividend, then the reinvestment of dividends will not begin until the dividend payment date following the next record date.

         You may make a voluntary cash payment when joining the Reinvestment Plan by enclosing a check or money order payable to "ABFS -- Reinvestment Plan" with the Authorization Card. (See Questions 12-15 for information concerning the investment of voluntary cash payments.)

6.       What does the Authorization Card provide?

                  The Authorization Card provides for the purchase of additional shares of common stock through the following investment options:

                  (i) The "Full Dividend Reinvestment" option directs the Administrator to invest in accordance with the Reinvestment Plan all of your cash dividends on all of the shares then or subsequently registered in your name, and a permits you to make voluntary cash payments for the purchase of additional shares in accordance with the Reinvestment Plan.

                  (ii) The "Partial Dividend Reinvestment" option directs the Administrator to invest in accordance with the Reinvestment Plan the cash dividends on that number of shares registered in your name which you designate in the appropriate space on the Authorization Card. This option also permits you to make voluntary cash payments for the purchase of additional shares in accordance with the Reinvestment Plan.

         You may select either of the above investment options. An eligible shareholder may not elect to make only voluntary cash payments under the Reinvestment Plan. Participation in the Reinvestment Plan is limited to shareholders who direct the Administrator to reinvest dividends on shares of common stock held of record by them for the purchase of additional shares of common stock. Once enrolled, a shareholder may elect to make voluntary cash payments.

         The Administrator will hold shares purchased with reinvested dividends or voluntary cash payments and any shares deposited with the Administrator in its name or in the name of its nominee. The Administrator will reinvest the cash dividends on all of the shares credited to Reinvestment Plan accounts (whether the related share certificates are held by the Administrator or by the participant) in accordance with the Reinvestment Plan. You may elect to receive cash dividends on shares credited to your Reinvestment Plan account only by withdrawing the shares from your account. (See Questions 19 and 20.)

7.       How may a participant change options under the Reinvestment Plan?

         As a participant, you may increase the number of shares designated under the Partial Dividend Reinvestment option at any time by completing a new Authorization Card and returning it to the Administrator at the address on the Authorization Card. The change will become effective as of the dividend record date following the date the Administrator receives the Authorization Card. (See Question 4.)

         You may terminate your participation in the Reinvestment Plan with respect to only a portion of the shares of common stock credited to your account by giving notice to that effect to the Administrator and specifying in the notice the number of shares to be withdrawn. The Administrator will send you with a certificate representing the withdrawn shares. (See Question 24.)

Purchases Under the Reinvestment Plan

8.       How are shares acquired under the Reinvestment Plan?

         The Administrator will purchase shares either directly from us, on the open market or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs, and subject to prior approval by our Board of Directors. We will determine the source of the common stock to be purchased under the Reinvestment Plan at least three business days prior to the record date for the latest dividend and will notify the Administrator. Neither we nor the Administrator is required to provide any written notice to participants as to the source of the common stock.

         When the Administrator purchases the shares directly from us, the shares will be either authorized but unissued shares or shares held in the treasury. When the Administrator makes open market purchases, the purchases may be made on the NASDAQ National Market or any securities exchange where our shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to terms with respect to price, delivery and other matters as agreed to by the Administrator. Neither we nor any participant will have any authorization or power to direct the time or price at which shares will be purchased or to select the broker or dealer through or from whom the Administrator will make purchases.

         We are offering a total of 400,000 shares of common stock under the Reinvestment Plan. Our intent is that the Administrator will primarily purchase shares for the Reinvestment Plan directly from us. However, we reserve the right, in our sole discretion, to direct the Administrator to arrange for open market purchases and to cease making shares available to the Reinvestment Plan, or to resume making shares available, at any time, and from time to time.

         In the event that the number of shares purchased for your account is not a whole number of shares, your account will be credited with the full number of shares and/or fractional shares computed to three decimal places.

9. At what price will shares be purchased under the Reinvestment Plan with reinvested dividends?

         Shares of common stock purchased through the Reinvestment Plan directly from us will be purchased at a discount of 5% from the average of the closing prices for the common stock reported on the NASDAQ National Market or other exchange or market upon which the common stock may be listed or traded in the future for the five trading days prior to the appropriate investment date. If there are no reported prices available for the common stock on the applicable days, then our management shall make the determination of the purchase price on the basis of such information as it considers best reflects market value.

         The purchase price for shares of common stock purchased through the Reinvestment Plan in the open market shall be at a discount of 5% from the weighted average of the actual prices paid for the shares purchased for the Reinvestment Plan on the relevant investment date.

         The purchase price described above is referred to as the "purchase price" in this document.

10. At what price will shares be purchased under the Reinvestment Plan with voluntary cash payments?

         Shares purchased under the Reinvestment Plan with voluntary cash payments will be acquired by participants at the purchase price as described in Question 9.

11.      When will the Reinvestment Plan purchase shares of common stock?

         Purchases of common stock directly from us with reinvested dividends will occur on the payment date of a particular dividend if that date is a trading day, or the first trading day following the dividend payment date if the payment date is not a trading day.

         A date on which shares are purchased with reinvested dividends or with voluntary cash payments is referred to in this document as an "investment date."

         Purchases of common stock directly from us with voluntary cash payments will occur on the same date as purchases of common stock with reinvested dividends. For investment of a voluntary cash payment to occur on a particular investment date, the voluntary cash payment must be received by the Administrator no later than two business prior to the investment date on which the investment is to be made. However, if the Administrator receives your voluntary cash payment more that 30 days prior to an investment date, the Administrator may return the voluntary cash payment to you with instructions on how to resubmit your voluntary cash payment.

         Purchases of common stock in the open market may occur over one or more trading days and will commence on the same days as purchases made directly from us.

Voluntary Cash Payments

12.      How does a participant make voluntary cash payments?

         Eligible shareholders enrolling in the Reinvestment Plan may make an initial voluntary cash payment by mailing a check or money order with an executed Authorization Card in the enclosed envelope to the Administrator. After the Administrator has received an Authorization Card, you may make voluntary cash payments by mailing a check or money order together with a properly executed copy of the form provided for this purpose with the account statement sent to you. All checks and money orders must be payable to "ABFS -- Reinvestment Plan." Do not send cash. The Administrator must receive your voluntary cash payment on or before two business days prior to a particular investment date for a voluntary cash payment to be invested on that investment date.

         The Administrator will hold shares purchased with voluntary cash payments and credit the shares to your account under the Reinvestment Plan. Thereafter, the Administrator will fully reinvest the dividends on these shares in additional shares unless you withdraw your shares from the Reinvestment Plan. (See Question 19.)

13.      What are the limitations on the amount of voluntary cash payments?

         Voluntary cash payments may not be less than $500 per payment nor may they total more than $5,000 per quarter.

         The same amount of money need not be sent each time and participants have no obligation to make a voluntary cash payment.

14.      When are voluntary cash payments invested?

         Voluntary cash payments will be invested at the times described in Question 11. Neither we nor the Administrator will pay interest on voluntary cash payments held by the Administrator prior to the investment date.

15.      Under what circumstances will voluntary cash payments be returned?

         You may obtain refunds of your voluntary cash payments provided that the Administrator receives your request for refund two business days before the investment date for your voluntary cash payment. Once the check for the voluntary cash payment has cleared, the Administrator will promptly honor any timely request for a refund.

         Additionally, under rules governing the Administrator, the Administrator may not hold your voluntary cash payments for more than 30 days prior to an investment date. If the Administrator receives your voluntary cash payment more that 30 days prior to an investment date, the Administrator may return the voluntary cash payment to you with instructions on how to resubmit your voluntary cash payment.

Costs

16. Are there any expenses to participants in connection with the Reinvestment Plan?

         You incur no service charges or brokerage commissions for purchases made under the Reinvestment Plan. (See Question 8.)

         All costs of administration of the Reinvestment Plan are paid by us, except that you may incur costs in connection with a termination of your participation with respect to all or a portion of your shares if you direct the Administrator to sell these shares, as more fully described in Questions 24 and
25. Additionally, if you send your share certificates to the Administrator for safe keeping, you will pay the Administrator's fee for this additional service. (See Question 22.)

Administration

17.      What are the functions of the Administrator?

         The Administrator administers the Reinvestment Plan by automatically reinvesting dividends and investing voluntary cash payments in additional shares of common stock in accordance with the investment option selected by participants. Additionally, the Administrator keeps records, sends statements of account to participants and performs other administrative duties relating to the Reinvestment Plan.

         The Administrator is American Stock Transfer & Trust Company which also acts as dividend disbursing agent, transfer agent and registrar for us.

Participants' Accounts and Reports

18. What kind of accounts are maintained for participants and what reports on those accounts do they receive?

         The Administrator maintains a separate account for each participant. The Administrator will credit all shares it purchases for you under the Reinvestment Plan to your account. The Administrator will mail you a statement confirming purchases of shares as soon as practicable after it makes purchases for your account. You should retain these statements for income tax purposes.

         In addition, each participant will receive copies of our annual and quarterly reports to shareholders, proxy statements and dividend income information for tax purposes.

Dividends

19. Will participants be credited with dividends on shares credited to their accounts under the Reinvestment Plan?

         Yes. The Administrator, as agent, will receive dividends for all shares of common stock credited to your account on the dividend record date, will credit such dividends to your account on the basis of full and fractional shares held in such account (your dividend will equal the number of whole and fractional shares in your account times the dividend rate paid), and will automatically reinvest the dividends in additional shares of common stock, computed to three decimal places, in accordance with the option you selected.

         In the event that you request that shares in your account but held in the name of the Administrator or its nominee be re-registered in your name, your shares will continue to be credited to your account and dividends on your shares will continue to be paid to the Administrator unless and until you withdraw your shares from your account, as described in Question 24.

         See Question 26 for information concerning the effect of your sale or transfer of some or all shares of common stock held by you in certificate form.

Certificates for Shares

20.      Will certificates be issued for shares purchased under the Reinvestment
Plan?

         Normally, shares purchased under the Reinvestment Plan are registered in the name of the Administrator or its nominee and individual share certificates are not issued to participants. This service protects against loss, theft or destruction of the share certificates representing Reinvestment Plan shares. The Administrator will not issue you certificates for shares purchased under the Reinvestment Plan unless you request certificates for a specified number of shares credited to your account under the Reinvestment Plan. You may request certificates for some or all of the shares credited to your account by using the transaction request form attached to your statement from the Administrator, by using the Administrator's interactive voice response system by calling 1-877-322-4951 or by visiting the Administrator's website at www.investpower.com. You will need your 10 digit account number and the last four digits of your social security number to gain access to your account on the Administrator's website.

         Your request to the Administrator for share certificates to be issued re-registering shares in your name will not be treated as a termination of your participation in the Reinvestment Plan with respect to those shares unless the request is made in conjunction with your termination of participation in the Reinvestment Plan. (See Questions 24 and 25). In the absence of these specific instructions terminating your participation in the Reinvestment Plan with respect to those shares, the Administrator will continue reinvest the dividends with respect to those re-registered shares and maintain your account. (See Question 19.)

21.      In whose name will certificates be registered when issued?

         The Administrator maintains accounts under the Reinvestment Plan in the names in which the share certificates are registered at the time a participant enrolls in the Reinvestment Plan. Certificates for shares, when issued at the request of participants, will be registered in the same names. However, even after the Administrator has issued certificates to a participant for some or all of the shares held in his or her account, dividends on all shares credited to a participant's account will continue to be reinvested in additional common stock pursuant to the Reinvestment Plan. (See Questions 19 and 20.)

         If a participant has some or all of his or her shares held in certificate form re-registered in another name (because of a sale or gift of these shares, for example), dividends on the re-registered shares will not continue to be reinvested in additional common stock under the Reinvestment Plan. Thereafter, dividends on the re-registered shares will not be reinvested in additional common stock under the Reinvestment Plan unless the new record owner elects to participate in the Reinvestment Plan.

         See Question 26 for information concerning the effect on your account if you sell or transfer common stock certificates registered in your name.

         You may not pledge or assign shares credited to your account and any purported pledge or assignment by you is void. If you wish to pledge or assign your shares, you must first request that the Administrator issue certificates for your shares.

22. May a participant deposit shares in his or her account by transferring share certificates that the participant possesses?

         As an additional service, the Administrator can hold your share certificates for safekeeping. You may deposit certificates representing your shares with the Administrator upon your initial election to participate in the Reinvestment Plan. The Administrator will charge you a one time flat fee for this service. The Administrator's current fee for this services is $7.50, but this fee may be increased from time to time. You are responsible for paying this fee. Certificates deposited with the Administrator will be held in the name of the Administrator or its nominee. You must present your certificates in transferable form (see Question 23) and your certificates must be accompanied by a request that the shares be added to your Reinvestment Plan account.

23. How may share certificates or other documents be sent to the Administrator?

         The method of delivery of share certificates and other documents is at the election and risk of the participant. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail to the Administrator at American Stock Transfer & Trust Company, PO Box 922 Wall Street Station, New York, NY 10269-0560. Surrender may also be made by hand delivery to the Administrator at American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

Termination of Participation in the Reinvestment Plan/Withdrawal of Shares

24. How does a participant terminate participation in the Reinvestment Plan with respect to some or all of the participant's shares?

         You may terminate your participation in the Reinvestment Plan with respect to some or all of your shares at any time by notifying the Administrator at least two business days prior to the next investment date. You may contact the Administrator by using the transaction request form attached to your statement from the Administrator, by using the Administrator's interactive voice response system by calling 1-877-322-4951 or by visiting the Administrator's website at www.investpower.com. You will need your 10 digit account number and the last four digits of your social security number to gain access to your account on the Administrator's website.

         You may terminate your participation in the Reinvestment Plan with respect to only a portion of the shares of common stock credited to your account by giving notice to that effect to the Administrator and specifying in the notice the number of shares to be withdrawn. The Administrator will send you with a certificate representing the withdrawn shares.

         Participation in the Reinvestment Plan will also be terminated if the Administrator receives notice at least two full business days before the next investment date of the death or adjudicated incompetency of a participant. In the event notice of termination, death or adjudicated incompetency is not received by the Administrator by this deadline, the Administrator will purchase shares for the participant with the related cash dividend and participation in the Reinvestment Plan will not terminate until after such dividend has been reinvested. Because the requirements for proper notice of the death of the holder of a Reinvestment Plan account which is registered solely to that holder vary greatly, depending on the state of residence of the participant and form of registration of the participant's account, the Administrator should be contacted in the event of such death.

         Upon termination by reason of notice of a participant's death or adjudicated incompetency, the participant's shares held by the Administrator and any cash dividends thereafter received by the Administrator will be retained by the Administrator until the participant's legal representative has been appointed and has furnished proof satisfactory to the Administrator of the legal representative's right to receive the share certificate and/or the payment. Neither we nor the Administrator will pay interest on any dividends retained by the Administrator during this period of time.


25. What will participants receive when they terminate participation in the Reinvestment Plan?

         Upon electing to terminate your participation in the Reinvestment Plan with respect to some or all of your shares, you may choose between the following two payment methods:

         (i) Payment Method One. The Administrator will send you a certificate representing the whole shares of common stock held by the Administrator in the your account and a check representing any fractional shares held in your account less any applicable brokerage commissions, services charges and taxes related to the sale of those fractional shares.

         (ii) Payment Method Two. You may, upon termination of participation in the Reinvestment Plan, request that the shares held by the Administrator in your account be sold by the Administrator. This sale will be subject to all applicable federal and state securities laws. If you request the sale of your shares, then the Administrator may, but is not required to, arrange for the sale of shares as soon as practicable thereafter. Following the sale, the Administrator will send you a check representing the proceeds of sale, less any applicable brokerage commissions, service charges and taxes. The Administrator may, for any reason in its sole discretion, decline to arrange for the sale of all or any portion of your shares. If the Administrator determines not to arrange for the sale then, notwithstanding your request for a sale of your shares pursuant to Payment Method Two, the Administrator will follow the procedures described in Payment Method One with respect to your shares.

         The Administrator will charge you a fee, which is currently $15.00, to sell all or a portion of your shares. This fee may be increased from time to time. If you send a request to terminate your participation in the Reinvestment Plan to the Administrator but fail to select a payment method, the Administrator will follow Payment Method One.

         Whenever a participant does not own at least one share directly, the Administrator may, if instructed by us, terminate the Reinvestment Plan account, sell the fractional share and send the participant the sale proceeds, less related brokerage commissions, service charges and taxes, if any.

Other Information

26. What happens when a participant sells or transfers some or all of the shares registered in the participant's name?

         If you dispose of some or all shares registered in your name on our books (other than by deposit of the shares with the Administrator), the Administrator may, at its option (unless you send a request to terminate your participation in the Reinvestment Plan with respect to those shares), either:

         o continue to reinvest dividends on the additional shares of common stock that the Administrator purchased for you through the Reinvestment Plan and credited to your account; or

         o    terminate your participation in the Reinvestment Plan.

         You should note that shares credited to your account may not be transferred unless you first notify the Administrator and request that the Administrator re-registered your shares in your name and issue you certificates. (See Question 20.)

27.      What happens if we pay a dividend in stock or splits of our shares?

         Any stock dividends or stock splits will result in a corresponding change in the number of shares in your account and will be reflected in the statement described in Question 18. Either the Administrator or we may temporarily suspend or curtail the processing of any transaction until we complete any stock dividend, stock split or similar corporate action.

28. If we have a common stock rights offering or otherwise make securities available to our shareholders, how will the rights offering with respect to shares held in the Reinvestment Plan accounts be handled?

         Warrants or other written instruments representing the rights offered with respect to the shares of common stock credited to your account will be mailed directly to you in the same manner as the warrants or other written instruments are mailed to shareholders of record who do not participate in the Reinvestment Plan. Either the Administrator or we may temporarily suspend or curtail the processing of any transaction until we complete any stock rights offering or similar corporate action.

29.      How will a participant's shares be voted at meetings?

         You will receive a single proxy card covering the total number of shares held by you in certificate form plus the total number of whole and fractional shares credited to your account but registered in the name of the Administrator. If your return a properly signed proxy card to us and you do not revoke it prior to the time of voting, the proxy agents will vote your shares as directed on the proxy card. If you return a proxy card properly signed, but without indicating instructions as to the manner your shares are to be voted with respect to any item, the proxy agents will vote your shares in accordance with the recommendations of our management. If you do not return a proxy card or return it unexecuted or improperly executed, the proxy agents will not vote your shares and unless you or your duly appointed representative votes in person at the meeting, your shares will not be voted.

Federal Income Tax Consequences

30. What are the Federal income tax consequences of participation in the Reinvestment Plan?

         Dividends paid by us on common stock which are reinvested in common stock will be treated for Federal income tax purposes as taxable distributions. An amount equal to the fair market value on the investment date of the common stock acquired with the reinvested dividends will be treated as a taxable dividend to the extent of our current and accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the distribution will be treated as a return of capital, which reduces the shareholder's stock basis. If the amount of the distribution exceeds the shareholder's stock basis, the excess distribution will be treated as a gain from the sale or exchange of stock and will be subject to capital gains treatment. We anticipate that it may not have any current or accumulated earnings and profits at the time of the distribution; however, the test for current earnings and profits is made as of the end of our taxable year. As such, even if we do not have current earnings and profits at the time of the distribution, if we has current earnings and profits at the end of our taxable year, the distribution will be taxable as a dividend to the extent of our current earnings and profits.

         For tax purposes, the fair market value per share will be based on 100% of the average of the closing prices for the common stock on the investment date and not on the discounted purchase price at which the common stock is purchased directly from us or on the open market. The discounted purchase price results in no other consequences to participants, other than the computation of the fair market value per share.

         Participants who purchase additional shares of common stock with voluntary cash payments will be treated for Federal income tax purposes as having received a distribution equal to the difference between the fair market value of the purchased common stock on the investment date and the amount of the voluntary cash payment. As discussed above, for Federal income tax purposes, the distribution will either be a dividend, a return of capital or a gain from the sale or exchange of stock.

         The tax basis of common stock acquired under the Reinvestment Plan by reinvestment of dividends will be equal to the fair market value of the common stock on the investment date. The tax basis of common stock acquired under the Reinvestment Plan by voluntary cash payments will be equal to the sum of (i) the excess, if any, of the fair market value on the investment date of the common stock purchased with voluntary cash payments over the amount of the voluntary cash payments, and (ii) the amount of the voluntary cash payment.

         The holding period of common stock acquired under the Reinvestment Plan, whether purchased with reinvested dividends or voluntary cash payments, will begin on the day following the date the common stock is purchased for a participant's account.

         Participants will not realize any taxable income when they receive certificates for whole shares of common stock, either upon their request for the certificates or upon withdrawal from or termination of the Reinvestment Plan. However, participants will generally recognize gain or loss (which, for most participants will be capital gain or loss) when whole shares of common stock acquired under the Reinvestment Plan are sold or exchanged. Participants will also generally recognize gain or loss when they receive cash payments for fractional shares of common stock credited to a participant's account upon withdrawal from or termination of the Reinvestment Plan. The amount of such gain or loss will be the difference between the amount the participant receives for his or her common stock or fractional shares of common stock and his or her tax basis in such fractional share.

         Participants in the Reinvestment Plan may also be subject to applicable tax provisions of state, local or foreign jurisdictions.

         The foregoing discussion is based on the assumption that shares are purchased directly from us. If the shares are purchased in the open market, the Federal tax consequences would generally be the same. However, the payment of brokerage commissions by us in connection with the purchase or sale of shares in the open market may be treated as additional dividend income to participants, in which case the amount of such commissions would not be deductible, but would increase the basis of the applicable shares.

         Each participant should consult his or her own tax advisor to determine the particular tax consequences, including state tax consequences (which will vary from state to state), that may result from participation in the reinvestment plan and a subsequent disposal of shares acquired pursuant to the Reinvestment Plan.

General

31. What are the liabilities of the Administrator and us under the Reinvestment Plan?

         Neither the Administrator (or its nominees) nor we shall be liable under the Reinvestment Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim of liability:

         o arising out of any act or omission to act which occurs prior to the termination of participation and

         o with respect to the prices at which shares are purchased or sold for the participant's account and the times such purchases or sales are made.

         Participants should recognize that neither we nor the Administrator can assure participants of profits, or protect participants against losses on shares purchased or held under the Reinvestment Plan.

         The Administrator (or its nominees) and we shall have no duties, responsibilities or liabilities except as are expressly set forth in the Reinvestment Plan.

         Shareholders are cautioned that this Prospectus does not represent a change in our dividend policy or a guarantee of future dividends. The payment of dividends will continue to depend upon our earnings, financial requirements, governmental regulations and other factors. See "DIVIDEND POLICY." The Administrator has no responsibility with respect to the preparation and contents of this Prospectus.

32.      How is the Administrator compensated for its services?

         The Administrator will charge us a one time flat fee to set up the Reinvestment Plan and a fee for each reinvestment of dividends and for each voluntary cash purchase. Additionally, the Administrator will use a broker for any purchases on the open market and will pass the broker's fees on to us. The Administrator will also have interest-free access to funds in participants' accounts under certain circumstances described more fully in Questions 14 and 24.

         Additionally, the Administrator will charge you a separate fee if you deposit your shares certificates with the Administrator for safekeeping. (See Questions 22 .) See Question 25 for information related to the fees you may pay if you terminate your participation in the Reinvestment Plan.

33. Can we terminate the Reinvestment Plan or a participant's interest in the Reinvestment Plan?

         We may terminate the Reinvestment Plan or your interest in the Reinvestment Plan by written notice mailed to you. In this event, the Administrator will follow the procedures for termination set forth in Question 25.

34.      What happens if the Reinvestment Plan cannot acquire shares?

         If we determine not to make shares available for purchase pursuant to the Reinvestment Plan and in the event that applicable law or the closing of securities markets requires the temporary curtailment or suspension of open market purchases of shares under the Reinvestment Plan, the Administrator is not accountable for the inability of the Reinvestment Plan to acquire shares at such times. If shares are not available for a period longer than 90 days, the Administrator will promptly mail to participants a check payable in the amount of any unapplied funds in the participant's account.

35.      When does a participant obtain rights in shares acquired?

         You will not acquire rights to dividends or other benefits of stock ownership with respect to shares acquired under the Reinvestment Plan until the date shares are actually purchased for your account.

36.      Where should correspondence regarding the Reinvestment Plan be sent?

         You may give any notice, instruction, request or election required or permitted by the Reinvestment Plan:

         o in writing, by using transaction request form attached to your statement from the Administrator and mailing it to American Stock Transfer & Trust Company, ABFS -- Reinvestment Plan, PO Box 922, Wall Street Station, New York, NY 10269-0560;

         o by using the Administrator's interactive voice response system by calling toll free 1-877-322-4951; or

         o by visiting the Administrator's website at www.investpower.com. You will need your 10 digit account number and the last four digits of your social security number to gain access to your account on the Administrator's website.

In order for your notice, instruction, request or election to be deemed sufficiently given or made, please follow the instructions provided by the Administrator on the transaction request form, through the interactive voice response system or on the Administrator's website.

37.      What is sufficient notice to a participant?

         Any notice or certificate which by any provision of the Reinvestment Plan the Administrator is required to give to you will be in writing and will be deemed to have been sufficiently given for all purposes by being deposited by first class mail, postage prepaid, in a post office letter box, addressed to you at your address as it last appears on the Administrator's records.

38.      Can successor Administrators be named?

         We may terminate the Administrator at any time and may designate a bank or trust company as successor for all or a part of the Administrator's functions under the Reinvestment Plan. If we do so, references in this Prospectus shall be deemed to be references to the successor Administrator, unless the context requires otherwise.

         American Stock Transfer & Trust Company may resign as Administrator at any time upon written notice to us, the resignation to become effective as soon as a successor Administrator is named. We will endeavor to name a successor Administrator as soon as practicable.

39.      What law governs the Reinvestment Plan?

         The terms and conditions of the Reinvestment Plan and its operation are governed by the substantive laws of the State of Delaware.

40.      Who bears the risk of fluctuations in the market price of common stock?

         Your investment in common stock held in your Reinvestment Plan account is no different with regard to market risk than an investment in common stock held in certificate form. You bear the risk of loss (and receives any benefit of gain) occurring by reason of fluctuations in the market price of common stock held in your account.


41.      May the Reinvestment Plan be changed, discontinued or modified?

                  While we hope to continue the Reinvestment Plan indefinitely, we reserve the right to suspend or terminate the Reinvestment Plan or any participant's Reinvestment Plan account (see Question 33) at any time. We also reserve the right to interpret and make modifications in the Reinvestment Plan. Any suspension, termination or modification will be promptly announced to affected participants.

42. Are there any restrictions on the resale of shares acquired under the Reinvestment Plan?

         Persons who are not "affiliates" of us and are free to sell common stock acquired under the Reinvestment Plan at any time.

         However, persons who are "affiliates" of us, as that term is defined in Rule 405 promulgated by the SEC under the Securities Act of 1933, as amended, may not publicly reoffer shares acquired under the Reinvestment Plan except pursuant to Rule 144 of that Act or pursuant to an effective registration statement. Rule 405 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us. Directors and officers of us are deemed to be "affiliates" of us under this definition. We have no present intention of filing a registration statement which would permit "affiliates" to reoffer common stock acquired under the Reinvestment Plan.

         Officers and directors participating in the Reinvestment Plan are generally subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), with respect to purchases of common stock made under the Reinvestment Plan with voluntary cash payments. While officers and directors are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of common stock made under the Reinvestment Plan with reinvested dividends, ownership and disposition of common stock so acquired must be disclosed on reports filed pursuant to Section 16(a) of the Exchange Act.

                                 USE OF PROCEEDS

         We cannot determine the number of shares of common stock that will be purchased under the Reinvestment Plan and the prices at which such shares will be sold at this time. The net proceeds from the sale of any shares by us, after deducting current expenses in connection with the Reinvestment Plan of approximately $65,000 and anticipated expenses of approximately $10,000 annually during the Reinvestment Plan, will be added to our working capital and used for general corporate purposes. We cannot estimate the amount of proceeds. Pending use of the net proceeds, we will invest the net proceeds primarily in short-term liquid investments. We will not receive any proceeds from open market purchases of shares by the Reinvestment Plan.


                                 DIVIDEND POLICY

         We have paid regular quarterly cash dividends since the quarter ended March 31, 1996 and we presently intend to continue to pay regular quarterly cash dividends; however, the payment of dividends in the future is in the sole discretion of our Board of Directors and will depend upon, among other things, earnings, capital requirements and financial condition, as well as other relevant factors, including restrictions arising from Delaware general corporate law. The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

         As a Delaware corporation, we may not declare and pay dividends on capital stock if the amount paid exceeds an amount equal to the excess of our net assets over paid-in-capital or, if there is no excess, our net profits for the current and/or immediately preceding fiscal year.

         On November 15, 2001, we declared a 10% stock dividend payable to stockholders of record on October 22, 2001. Dividend information for the affected periods has been restated to reflect the stock dividend. During the six months ended December 31, 2001, we paid dividends of $0.15 per share for an aggregate dividend payment of $0.4 million. During fiscal 2001, we paid dividends of $0.29 per share on our common stock for an aggregate dividend payment of $1.0 million. During fiscal 2000, we paid $0.27 per share in dividends on our common stock, for an aggregate dividend payment of $1.0 million. During fiscal 1999, we paid $0.15 per share in dividends on our common stock, for an aggregate dividend payment of $575,000.


                             ADDITIONAL INFORMATION

         The following documents, previously or concurrently filed by us with the SEC, are incorporated by reference into this prospectus and are contained in a file maintained at our principal executive offices.

         1. Our Annual Report on Form 10-K for the year ended June 30, 2001 (File No. 0-22474).

         2. Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 and December 31, 2001 (File No. 0-22474).

         3. Our Current Report on Form 8-K dated September 26, 2001 (File No. 0-22474).

         4. Our Current Report on Form 8-K dated October 1, 2001 (File No. 0-22474).

         5. Our Current Report on Form 8-K dated March 18, 2002 (File No. 0-22474).

         6. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above.

         7. The description of our common stock, par value $.00l per share, contained in the Form 8-A (File No. 0-22474) filed with the SEC on January 8, 1997, and all amendments or reports filed for the purpose of updating such description.

         All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof and thereof from the date of filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


         We shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests for information regarding these documents should be directed to Jeffrey M. Ruben, Esquire, Executive Vice President, American Business Financial Services, Inc., Bala Pointe Office Centre, 111 Presidential Blvd., Bala Cynwyd, PA 19004, telephone number (610) 668-2440.

         All information appearing in this prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

                                  LEGAL MATTERS

         Blank, Rome, Comisky & McCauley LLP, Philadelphia, Pennsylvania, delivered an opinion to the effect that the shares of common stock offered by us will, when issued as contemplated by and subject to the conditions stated in this Prospectus, be legally issued, fully paid and non-assessable.

                                     EXPERTS

         Our consolidated financial statements as of June 30, 2001, 2000 and 1999 and for the years ended June 30, 2001, 2000 and 1999 included in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report appearing in this prospectus and have been included in reliance upon that report given upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

         On August 2, 2001, Ernst & Young LLP resigned as our independent accountants. Ernst & Young LLP had been engaged as our auditor on May 17, 2001, replacing BDO Seidman, LLP. During the period of engagement through August 2, 2001, Ernst & Young LLP did not issue any reports on our financial statements.


         During our most recent fiscal year and the subsequent interim period through August 2, 2001, we did not have any disagreements with Ernst & Young LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its report. During our most recent fiscal year and the subsequent interim period through August 2, 2001, none of the events described in Regulation S-K Item 304
(a)(1)(v) occurred.

         Our Board of Directors approved the reengagement of BDO Seidman, LLP as our independent accountants effective August 8, 2001. BDO Seidman, LLP acted as our independent accountants during the two-year period ended June 30, 2000 through May 17, 2001. During the two years ended June 30, 2000 and the subsequent interim period through May 17, 2001, we consulted with BDO Seidman, LLP regarding the application of accounting principles in the normal course of BDO Seidman, LLP's engagement as our independent auditors. BDO Seidman, LLP issued reports on our financial statements during the two-year period ended June 30, 2000. The reports of BDO Seidman, LLP on our financial statements during the two-year period ended June 30, 2000 did not contain an adverse opinion, or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the two-year period ended June 30, 2000, and interim period from July 1, 2000 through May 17, 2001, we did not have any disagreements with BDO Seidman, LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

                                     PART II

                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.

           Securities and Exchange Commission Registration Fee......  $    545**
           Accounting Fees and Expenses.............................    20,000**
           Legal Fees and Expenses..................................    30,000**
           Printing and Mailing Expenses............................    10,000**
           Blue Sky Fees and Expenses...............................     1,500**
           Administrative Fees......................................     2,500**
           Miscellaneous............................................       455**
                                                                      --------
                             Total..................................  $ 65,000**
                                                                      ========
---------------
*    Actual
**   Estimated

Item 15. Indemnification of Directors and Officers.

         The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Bylaws (the "Bylaws") of American Business Financial Services, Inc. provide for indemnification of its directors and officers to the full extent permitted by Delaware law. In the event that the Delaware General Corporation Law (the "Corporation Law") is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, the Certificate of Incorporation and Bylaws provide that the personal liability of the directors and officers of the Company shall be so eliminated or limited.

         Section 145 of the Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding.

         Section 145 of the Corporation Law provides that a company may pay the expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

         The Company's Certificate of Incorporation and Bylaws provide that the Company shall pay such expenses. The Company maintains insurance to cover the Company's directors and executive officers for liabilities which may be incurred by the Company's directors and executive officers in the performance of their duties.


Item 16.  Exhibits.

5.1       Opinion of Blank Rome Comisky & McCauley LLP.

10.1 Dividend Reinvestment and Stock Purchase Plan (included in prospectus).

23.1      Consent of BDO Seidman, LLP.

23.2      Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit
          5.1).

24.1      Power of Attorney of certain signatories (included on signature page).

Item 17. Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on May 1, 2002.

                            AMERICAN BUSINESS FINANCIAL SERVICES, INC.


                            By:      /s/ Anthony J. Santilli
                                ------------------------------------------------
                                Anthony J. Santilli, Chairman, President and
                                Chief Executive Officer, Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Anthony J. Santilli, as Attorney-in-Fact, to sign on his behalf individually and in each capacity stated below, and to file any amendments, including post-effective amendments, to this registration statement.

Name                                     Title                                              Date
----                                     -----                                              ----
/s/ Anthony J. Santilli                  Chairman, President, Chief Executive Officer,      May 1, 2002
--------------------------------------   Chief Operating Officer and Director (principal
Anthony J. Santilli                      executive and operating officer)


/s/ Albert W. Mandia                     Executive Vice President and Chief Financial       May 1, 2002
--------------------------------------   Officer (principal financial and accounting
Albert W. Mandia                         officer)


/s/ Leonard Becker                       Director                                           May 1, 2002
--------------------------------------
Leonard Becker

 s/ Richard Kaufman                      Director                                           May 1, 2002
--------------------------------------
Richard Kaufman

/s/ Michael DeLuca                       Director                                           May 1, 2002
--------------------------------------
Michael DeLuca

/s/ Harold Sussman                       Director                                           May 1, 2002
--------------------------------------
Harold Sussman
                                         Director                                           May 1, 2002
/s/ Jerome Miller
--------------------------------------
Jerome Miller

                                  EXhibit Index


Number
------

5.1      Opinion of Blank Rome Comisky & McCauley LLP.

10.1 Dividend Reinvestment and Stock Purchase Plan (included in prospectus).

23.1     Consent of BDO Seidman, LLP.

23.2     Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

24.1     Power of Attorney of certain signatories (included on signature page).